Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

UNION FIRST MARKET BANKSHARES CORPORATION REPORTS THIRD QUARTER EARNINGS

Richmond, Va., October 22, 2010 - Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $8.1 million and basic and diluted earnings per share of $0.29 for its third quarter ended September 30, 2010. The results are a year-over-year increase of $5.3 million in net income and $0.16 in basic and diluted earnings per share from the prior year period which ended on September 30, 2009.

“Our third quarter results are solid and demonstrate the strength of our bank,” said G. William Beale, chief executive officer of Union First Market Bankshares. “We are continuing to see the benefits of the merger with First Market Bank as our teammate and systems integration culminate in the uniting of all of our banks under one brand. While asset quality remains an ongoing focus, we are managing our portfolio well given the continued economic conditions in our footprint. An air of uncertainty continues to impact both us and our customers as we collectively face changes to banking, health care and tax regulations coupled with soft real estate values and low job growth. While these issues affect the psyche of business owners and consumers and may impede the pace of recovery, we expect our earnings momentum to continue to generate solid financial performance.”

Select third quarter highlights:

•	Year-to-date income and expenses include the operations of the former First Market Bank (“FMB”) for the eight months of 2010 since the February 1, 2010 business combination.

•	The core net interest margin, excluding the impact of acquisition accounting, remained unchanged at 4.23% from the second quarter and increased from 3.69% a year ago.

•	Net interest income improved $17.8 million over the same quarter a year ago, due to additional earning assets from the FMB acquisition and significant reductions in the cost of funds.

•

Total nonperforming assets as a percentage of loans remained unchanged at 2.74% compared to the second quarter. Increases in nonaccrual loans were offset by decreases in other real estate owned (“OREO”) as the Company was able to sell several properties.

•	Provision for loan losses increased $2.0 million from the second quarter and was principally related to the acquired commercial real estate and residential real estate loan portfolios.

•	Mortgage segment net income for the third quarter was $899,000 an increase of $103,000 from the second quarter.

•	A cumulative reduction of $994,000 in discount accretion was recorded during the third quarter to align year-to-date accretion following an assessment of actual and anticipated future payments.

•

Nonrecurring costs of $259,000 were incurred relating to merging our two affiliate banks, Rappahannock National Bank and Northern Neck State Bank, into Union First Market Bank. The consolidation was completed on October 12, 2010.

The increase in net income from last year largely relates to improvements in the net interest margin and the addition of the operations of the former FMB for the period. Third quarter net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income, was $7.5 million compared to $1.9 million for the third quarter last year.

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Third quarter net income decreased $653,000 from the second quarter which ended on June 30, 2010. The decrease was largely attributable to an increase in the provision for loan losses in response to continued slowness in economic recovery.

The reported net income of $18.5 million for the nine months ended September 30, 2010, represented an increase of $13.0 million from the same period a year ago. The increase was largely attributable to the addition of FMB and improvement in the net interest margin, partially offset by nonrecurring acquisition costs.

NET INTEREST INCOME

On a linked quarter basis, tax-equivalent net interest income decreased $897,000, or 2.2%, to $39.7 million due principally to lower yields on loans and lower accretion from purchased performing loans partially offset by the continued low cost structure of interest-bearing liabilities. The tax-equivalent net interest margin decreased 18 basis points from 4.65% in the prior quarter to 4.47%. The net interest margin decrease was principally attributable to the aforementioned lower accretion from purchased performing loans and lower yields on investment securities partially offset by a continued low cost structure from interest-bearing liabilities. During the third quarter the funding mix shifted from higher cost certificates of deposit to lower cost money market accounts and demand deposits. The following table shows average interest-earning assets, interest-bearing liabilities, their related income/expense and change for the periods shown:

	Linked quarter results Three Months Ended
	09/30/10	06/30/10	Change
	Dollars in thousands
Average interest-earning assets	$3,523,678	$3,502,398	$21,280
Related interest income	$49,490	$50,351	$(861)
Yield on interest-earning assets	5.57%	5.77%	-20	bps
Average interest-earning liabilities	$2,914,482	$2,917,606	$(3,124)
Related interest expense	$9,791	$9,755	$36
Cost of interest-bearing liabilities	1.33%	1.34%	-1	bps

For the three months ended September 30, 2010, tax-equivalent net interest income increased $18.0 million, or 82.6%, to $39.7 million compared to the same period last year. This improvement was principally attributable to declines in costs of interest-bearing liabilities, as well as increased interest-earning assets related to the acquisition of FMB. The tax-equivalent net interest margin increased 78 basis points from 3.69% in the prior year to 4.47%. Improvements in the cost of funds were principally a result of declining costs on certificates of deposit, fair value adjustments from acquisition accounting and lower costs related to Federal Home Loan Bank of Atlanta (“FHLB”) borrowings. The decrease in interest-earning asset yields were principally related to improvements in loan yields offset by lower yields on investment securities. The following table shows average interest-earning assets, interest-bearing liabilities, their related income/expense and change for the periods shown:

	Year-over-year results Three Months Ended
	09/30/10	09/30/09	Change
	Dollars in thousands
Average interest-earning assets	$3,523,678	$2,333,648	$1,190,030
Related interest income	$49,490	$33,427	$16,063
Yield on interest-earning assets	5.57%	5.68%	-11	bps
Average interest-earning liabilities	$2,914,482	$1,957,974	$956,508
Related interest expense	$9,791	$11,685	$(1,894)
Cost of interest-bearing liabilities	1.33%	2.37%	-104	bps

For the nine months ended September 30, 2010, tax-equivalent net interest income increased $55.4 million, or 92.3%, to $115.4 million compared to the same period last year. This improvement was principally attributable to declines in costs of interest-bearing liabilities as well as increased interest-earning assets related to the acquisition of FMB. The tax-equivalent net interest margin increased 115 basis points from 3.41% in the prior year to 4.56%. The improvement in the cost of funds was principally a result of declining costs on certificates of deposit and money market accounts, fair value adjustments from acquisition accounting and lower costs related to FHLB borrowings. The following table shows average interest-earning assets, interest-bearing liabilities, their related income/expense and change for the periods shown:

	Year-to-date results Nine Months Ended
	09/30/10	09/30/09	Change
	Dollars in thousands
Average interest-earning assets	$3,378,128	$2,355,462	$1,022,666
Related interest income	$144,096	$98,629	$45,467
Yield on interest-earning assets	5.69%	5.60%	9	bps
Average interest-earning liabilities	$2,818,950	$1,994,602	$824,348
Related interest expense	$28,704	$38,608	$(9,904)
Cost of interest-bearing liabilities	1.36%	2.59%	-123	bps

Acquisition Activity

The impact of acquisition accounting fair value adjustments on net interest income was $2.8 million and $8.5 million for the three and nine months ended September 30, 2010, respectively. If not for this impact, the net interest margin for the third quarter would have been 4.23%, unchanged from the second quarter and a 54 basis point improvement from the same quarter a year ago. The Company’s ability to maintain the net interest margin at current levels is largely dependent upon future interest rates, loan demand, and deposit competition.

The acquired loan and investment security portfolios of FMB were marked-to-market with a fair value discount to market rates. Performing loan and investment security discount accretion is recognized as interest income over the estimated remaining life of the loans and investment securities. During the third quarter, the Company compared the expected prepayments at acquisition to actual prepayments and anticipated future payments. The slower prepayment speed noted on land loans during this assessment is considered a change in accounting estimate and resulted in a lower effective yield. A cumulative reduction of $994,000 in discount accretion was recorded during the third quarter to align year-to-date accretion following an assessment of actual and anticipated future payments. The Company also assumed borrowings (FHLB and subordinated debt) and certificates of deposit. These liabilities were marked-to-market with estimates of fair value on acquisition date. The resulting discount/premium to market are accreted/amortized as an increase (or decrease) to interest expense over the estimated lives of the liabilities.

The third quarter, year-to-date and remaining estimated discount/premium is reflected in the following table (in 000s):

	Loan Accretion	Investment Securities	Borrowings	Certificates of Deposit
Quarter-to-date	$1,077	$139	$217	$725
Year-to-date	4,609	371	925	2,635

For the remaining three months of 2010	1,634	139	(27)	524
For the year ended 2011	5,312	387	(489)	763
For the year ended 2012	3,576	201	(489)	222
For the year ended 2013	2,925	15	(489)	-
For the year ended 2014	1,835	-	(489)	-
Thereafter	-	-	(652)	-

ASSET QUALITY/LOAN LOSS PROVISION

Overview

Asset quality remains a primary focus of the Company. During the third quarter, the Company continued to experience some deterioration in asset quality as the economy remained soft. While economic indicators suggest the recession has technically ended and there are signs of increased economic activity (including Virginia housing markets), the signals are somewhat mixed and there could be additional softening in asset quality in the near term. The magnitude of any such softening is largely dependent upon any lagging impact on commercial real estate, the recovery of residential housing, and the pace at which our local economies recover.

Necessary resources continue to be devoted to the ongoing review of the loan portfolio and the workouts of problem assets to minimize any losses to the Company. The Company has in place a special assets loan committee, which includes the Company’s Chief Executive Officer, Chief Credit Officer, and other senior lenders and credit officers that address significant potential problem loans, formulate strategies, and develop action plans related to such assets. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential and commercial real estate, and adjust the allowance for loan losses accordingly. Historically, and particularly in the current economic environment, the Company seeks to work with its customers on loan collection matters while taking appropriate actions to improve the Company’s position and minimize any losses. These loans are closely monitored and evaluated for collection with appropriate loss reserves established whenever necessary.

Portfolio Concentration

The Company’s loan portfolio has a significant concentration in real estate loans. The composition, risk and performance of the Company’s loan portfolio are reflective of the relatively stable markets in which it operates. During the economic downturn, both residential acquisition and development lending and builder/construction lending were scaled back as housing activity across the Company’s markets declined. While this softening has negatively impacted delinquency and nonperforming asset levels, the collateralized nature of real estate loans serves to better protect the Company from losses.

Acquisition

During the first quarter of 2010, the Company acquired the loan portfolio of FMB at a fair value discount of $30.0 million (the discount represents expected credit losses, comparison to market rates and liquidity adjustments). The performing loan portfolio fair value estimate was $960.7 million, and the impaired loan portfolio fair value estimate was $20.8 million. During the third quarter, the Company recognized $4.0 million in provision for loan losses related to the acquired portfolio, offsetting a portion of the accretion on the acquired performing loan portfolio.

Loans obtained in connection with the FMB acquisition have been accounted for in accordance with ASC 805, Business Combinations and/or ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”) if the loan experienced deterioration of credit quality at the time of acquisition. Both require that acquired loans be recorded at fair value and prohibit the carryover of the related allowance for loan losses. Determining the fair value of the acquired loans required estimating cash flows expected to be collected on the loans. Because ASC 310-30 loans (i.e., impaired loans) have been recorded at fair value, such loans are not classified as nonaccrual even though some payments may be contractually past due. The carrying amount of purchased impaired loans was $16.5 million at September 30, 2010, or approximately 0.58% of total loans.

Nonperforming Assets (NPAs)

At September 30, 2010, nonperforming assets totaled $78.0 million, a slight increase $700,000 compared to the second quarter and an increase of $34.6 million compared to the same period a year ago. The increase in NPAs continues to be related to stresses in the residential home builder market, which is largely a result of the broader and extended economic slowdown. Given the outlook for a prolonged economic recovery, these levels of nonperforming assets are likely to remain unchanged in the near term. The increase compared to the second quarter principally related to increases in nonaccrual loans of $2.7 million partially offset by lower OREO of $2.0 million. The net increase in nonaccrual loans are principally within the commercial real estate loan and residential loan portfolios. At September 30, 2010, the coverage ratio of the allowance for loan losses to nonperforming loans was 72.4%, a decline from 111.1% a year earlier and up from 69.4% in the second quarter.

Nonperforming Loans (NPLs)

Nonperforming assets at September 30, 2010 included $51.6 million in nonperforming loans. This total includes residential real estate loans of $22.5 million, land loans of $11.6 million, commercial real estate loans of $11.8 million, commercial and industrial loans of $3.1 million, land development loans of $1.6 million, and other loans totaling $1.0 million.

Other Real Estate Owned (OREO)

Nonperforming assets also included $26.4 million in other real estate owned. This total includes land development of $11.3 million, residential real estate of $8.2 million, land of $4.1 million, commercial real estate of $1.8 million and land held for development of bank branch sites of $1.0 million. Included in land development is $8.7 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset valuations are also evaluated at least quarterly and any necessary write down to fair value is recorded as impairment. During the third quarter, the Company reduced OREO by $2.0 million, selling approximately $4.0 million at a net gain of $332,000 while adding $2.0 million. The sales principally related to a partially completed land development project and residential real estate properties on a lot by lot basis. The Company expects this type of activity to continue until the market for these properties and the economy as a whole improves. The Company also believes that its foreclosure practices are sound.

Charge-offs

For the third quarter, net charge-offs were $2.5 million, or 0.35%, of loans on an annualized basis, compared to $4.0 million, or 0.57%, for the second quarter and $1.2 million, or 0.26%, in the same quarter last year. Net charge-offs in the third quarter included real estate loans of $1.5 million, consumer loans of $715,000 and commercial loans of $310,000. At September 30, 2010, total past due loans were $56.6 million, or 1.99%, of total loans, an increase from 1.53% a year ago, and from 1.79% at June 30, 2010.

Provision

The provision for loan losses for the third quarter was $5.9 million, an increase of $1.9 million from the second quarter and $1.4 million from the same quarter a year ago. The current levels of the allowance for loan losses reflect specific reserves related to nonperforming loans, changes in risk ratings on loans, net charge-off activity, loan growth, delinquency trends and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses. As noted above, in acquisition accounting there was no carryover of FMB’s previously established allowance for loan losses. The increases in the provision for loan losses from the second quarter was principally related to specific reserves on the acquired commercial real estate and residential real estate loan portfolios. The allowance for loan losses as a percentage of the total loan portfolio, including net loans purchased at fair value in the FMB acquisition, was 1.32% at September 30, 2010, 1.20% at June 30, 2010 and 1.75% at September 30, 2009. The reduction in the allowance for loan losses as a percentage of loans compared to the prior year is related to the elimination of FMB’s allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio, adjusted for acquired loans, was 1.86% at September 30, 2010, an increase from 1.76% at June 30, 2010.

NONINTEREST INCOME

On a linked quarter basis, noninterest income increased $252,000, or 2.1%, to $12.4 million from $12.1 million at June 30, 2010. Gains on the sale of loans in the mortgage segment increased $714,000 and were driven by increased originations at favorable pricing. Increased loan originations were stimulated by refinances driven by a low interest rate environment in addition to contributions from recent branch office additions. Gains on sales of other real estate owned increased by $327,000 and principally related to individual residential real estate lot sales. Offsetting these increases, other operating income decreased $408,000 primarily related to a non-recurring reversal of a liability that occurred in the second quarter. Other service charges and account fees decreased $276,000 and were primarily due to a decline in ATM usage and related surcharges, a decline in letter of credit fees driven by slower construction activity and a decline in brokerage commissions. Service charges on deposit accounts decreased $138,000 and principally related to lower overdraft and returned check and checking account fee income. Excluding the mortgage segment operations, investment securities and real estate sales gains, noninterest income declined $815,000, or 11.7%.

For the three months ended September 30, 2010, noninterest income increased $4.5 million, or 56.1%, to $12.4 million from $7.9 million in the same period in 2009 and reflect the FMB acquisition. Gains on sales of loans in the mortgage segment increased $2.2 million, or 58.5%. Gains on the sale of loans were driven by the increased originations, adjustments to loan fee and pricing policies, and the contribution of newer branches originating loans at favorable margins. Other service charges and fees increased $1.4 million, primarily due to debit card income, ATM income, and brokerage commissions. Other operating income increased $436,000 primarily related to trust revenue and bank owned life insurance investment income. Gains on sales of other real estate owned increased $302,000 and principally related to individual residential real estate lot sales. Account service charges increased $128,000, related to commercial and savings accounts fee income partially offset by lower overdraft and returned check income.

For the nine months ended September 30, 2010, noninterest income increased $9.7 million, or 39.4%, to $34.2 million from $24.5 million in the same period in 2009, and reflect the FMB acquisition for eight months since the acquisition date. Other service charges and fees increased $3.9 million, primarily related to debit card income, ATM income and brokerage commissions and letter of credit fees. Mortgage originations increased $53.6 million from $518.4 million to $572.0 million, or 10.3%, over the same period last year, as gains on the sale of loans increased $3.3 million, or 26.7%. Gains on the sale of loans were driven by increased originations in addition to the contribution of newer branches originating loans at favorable margins, adjustments to loan fee and pricing policies and volume related revenue incentives. Other operating income increased $1.5 million and primarily related to revenue from the former FMB trust operations, bank owned life insurance investment income and other income. Account service charges increased $579,000 and related to overdraft and returned check charges and fees on commercial and savings accounts. Gains on sales of other real estate owned increased $400,000 and principally related to individual residential real estate lot sales.

NONINTEREST EXPENSE

On a linked quarter basis, noninterest expense decreased $1.2 million, or 3.3%, to $34.0 million from $35.2 million for second quarter. Other operating expenses decreased $1.2 million, or 9.1%, primarily related to decreased marketing and advertising costs of $812 ,000 in television and print brand awareness campaigns for Union First Market Bank that occurred in the second quarter. Additionally, the Company experienced decreased costs in maintaining the Company’s portfolio of other real estate owned of $159,000, and lower FDIC insurance and data processing fees of $127,000, and $116,000, respectively. These decreases were partially offset by higher professional fees of $109,000 related to continuing problem loan work outs and foreclosure activity. Other non-recurring costs during the quarter were related to the consolidation of bank affiliates of $259,000 and costs associated with the acquisition of FMB. Excluding mortgage segment operations, acquisition related expenses and gains from investment securities and real estate sales, noninterest expense decreased approximately $1.2 million, or 4.0%, from the second quarter.

For the three months ended September 30, 2010, noninterest expense increased $12.9 million, or 61.0%, to $34.0 million from $21.1 million compared to the third quarter of 2009 and reflects the FMB acquisition. Salaries and benefits increased $6.6 million and were primarily due to increased salaries expense of $4.8 million related to additional personnel as result of the acquisition and higher group insurance costs of $468,000 from increased current year premiums and additional personnel. Also contributing to the increase was higher profit sharing expense of $807,000 due to improved profitability. Commissions in the mortgage segment increased $833,000, or 42.3%, as a result of increased originations.

Other operating expenses increased $4.5 million. Included in other operating expenses was higher amortization on acquired deposit intangible assets of $1.6 million, higher internet and communication expenses of $854,000 and higher data processing fees of $401,000 related to increased loans and deposits from the FMB acquisition. Other increased costs included higher legal and professional fees increases of $401,000 due to continuing problem loan work outs and foreclosure activity, increased FDIC insurance premiums of $233,000 and other costs associated with ATMs of $244,000. Occupancy expenses increased $1.2 million primarily related to additional rental expense and operations of acquired branches. Furniture and equipment expense increased $611,000 due to higher depreciation and amortization expense related to acquired fixed assets and equipment service contracts.

For the nine months ended September 30, 2010, noninterest expense increased $42.5 million, or 67.1%, to $105.9 million from $63.4 million for the nine months ended September 30, 2009 and reflects the FMB acquisition for the eight months since acquisition date. Other operating expenses increased $20.1 million. This increase included acquisition costs of $7.8 million and increases in amortization of acquired deposit intangible assets of $3.9 million, higher marketing and advertising expenses of $1.9 million related to television and print brand awareness campaigns for Union First Market Bank and higher communications expenses of $2.1 million. Data processing fees also increased $1.6 million and principally related to acquired loans and deposits. Additional other increases of $1.1 million related to ATM, bank card and overdraft losses. Professional fees increased $899,000 primarily related to higher legal fees for continuing problem loan work outs and foreclosure activity. In addition, loan expenses increased $792,000 due to maintenance of the Company’s portfolio of other real estate owned and collection efforts on problem loans.

Salaries and benefits expense increased $17.9 million primarily due to higher salaries expense of $12.0 million related principally to additional personnel from the FMB acquisition, higher profit sharing expense of $2.4 million due to improved profitability, higher group insurance costs of $1.4 million due to higher current year premiums and additional personnel as well as higher incentive compensation costs of $712,000. Commissions in the mortgage segment increased $1.5 million, or 25.4%, as a result of increased originations. Occupancy costs increased $3.1 million and primarily related to additional rental expense and operations of acquired branches. Furniture and equipment expense increased $1.4 million due to higher depreciation and amortization expense related to acquired fixed assets and equipment service contracts.

During the third quarter of 2010, the Company incurred the remaining costs related to the acquisition of FMB and no additional costs are expected going forward. Costs included legal and accounting fees, lease and contract termination expenses, system conversion, integrating operations, and employee severances, which were expensed as incurred. For the third quarter, costs associated with the acquisition of FMB were $123,000 and for the nine months ending on September 30, 2010 the costs were $7.8 million. The costs are reported as a component of “Other operating expenses” within the Company’s “Condensed Consolidated Statements of Income.” Total acquisition costs incurred from the date the Company announced the acquisition of FMB through September 30, 2010 were $9.3 million, approximately $1.5 million below the initial estimate of approximately $10.8 million.

BALANCE SHEET

At September 30, 2010, total cash and cash equivalents were $80.1 million, a decrease of $55.6 million from June 30, 2010, and an increase of $34.2 million and $8.8 million from December 31, 2009 and September 30, 2009, respectively. At September 30, 2010, net loans were $2.8 billion, an increase of $19.1 million from the prior quarter. Net loans increased $961.1 million, or 52.1%, from December 31, 2009, and increased $952.7 million, or 51.4%, compared to September 30, 2009. Both of these period increases were principally the result of the acquired loan portfolio of FMB, which totaled $981.5 million at acquisition. The Company’s mortgage segment increased loans held for sale by $9.7 million from the prior quarter, by $30.1 million from December 31, 2009 and by $42.3 million from September 30, 2009 as mortgage production remained strong. At September 30, 2010, total assets were $3.86 billion, a decrease of $14.9 million compared to the second quarter. Total assets increased $1.3 billion from $2.6 billion at both December 31, 2009 and September 30, 2009, respectively, driven principally by the acquisition of FMB.

Total deposits decreased $21.3 million compared to the second quarter and was driven by lower demand deposits. Total deposits increased $1.2 billion, or 60.4%, from December 31, 2009, and $1.1 billion, or 56.4%, from a year ago. Both of these period increases principally related to the acquired deposits of FMB, which totaled $1.2 billion. Total borrowings, including repurchase agreements, decreased $2.2 million on a linked quarter basis and $40.0 million from December 31, 2009. Total borrowings increased $66.3 million to $326.1 million at September 30, 2010 from the same period a year ago. The Company’s equity to assets ratio was 11.16% and 13.17% at September 30, 2010 and 2009, respectively. The Company’s tangible common equity to assets ratio was 8.19% and 8.70% at September 30, 2010 and 2009, respectively.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment net income for the third quarter increased $103,000, or 12.9%, to $899,000 from $796,000 in the second quarter of 2010. Originations increased $16.9 million from $203.3 million to $220.4 million, or 8.3%, from the second quarter. Gains on sales of loans increased $707,000, or 13.5%. Gains on sales of loans were driven by increased originations. Increased loan originations were stimulated by refinances driven by a low interest rate environment. Refinanced loans represented 50.0% of originations during the third quarter and 38.0% year to date. Salary and benefit expenses increased $509,000 primarily related to volume driven commission expenses and staffing additions required to handle increased production.

For the three months ended September 30, 2010, the mortgage segment net income increased $603,000 to $899,000, from $295,000 for the same quarter in 2009. Originations increased $76.1 million from $144.3 million to $220.4 million, or 52.7%, during the same period last year. Gains on the sale of loans increased $2.2 million, or 58.8%. Gains on the sale of loans were driven by the increased originations, adjustments to loan fee and pricing policies and the contribution of newer branches originating loans at favorable margins. Noninterest expenses increased $1.5 million. Of this amount, salaries and benefits increased $1.2 million primarily related to increased commissions associated with the growth of loan originations and expenses connected to the addition of branch office and corporate support personnel. Other operating expenses increased $149,000 principally due to increased loan costs related to higher origination volume, investments in technology and management fees.

For the nine months ended September 30, 2010, the mortgage segment net income increased $327,000, or 16.8%, to $2.3 million from $1.9 million in the same period of 2009. Originations increased $53.6 million from $518.4 million to $572.0 million, or 10.3%, compared to the same period last year, as gains on the sale of loans increased $3.3 million, or 26.8%. Gains on the sale of loans were driven by increased originations in addition to the contribution of newer branches originating loans at favorable margins, adjustments to loan fee and pricing policies and volume related revenue incentives. Noninterest expenses increased $3.1 million. Of this amount, salaries and benefits increased $2.4 million primarily related to increased commissions generated by loan originations as well as costs associated with additional branch office and corporate support personnel required to support production growth. Other operating expenses increased $541,000 principally due to origination related increased underwriting costs and loan expenses in addition to higher operating expenses for communications and office supplies associated with additional branch offices.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Union First Market Bankshares Corporation is the largest community banking organization based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiary Union First Market Bank (91 locations in the counties of Albemarle, Caroline, Chesterfield, Essex, Fairfax, Fluvanna, Hanover, Henrico, James City, King George, King William, Nelson, Richmond, Spotsylvania, Stafford, Westmoreland, York, and the cities of Richmond, Fredericksburg, Williamsburg, Newport News, Grafton, Charlottesville, Colonial Heights, Roanoke, Washington, Front Royal, Middleburg, Warrenton, and Winchester). Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On October 12, 2010, the Company combined two of its community banks, Northern Neck State Bank and Rappahannock National Bank, into its largest bank affiliate, Union First Market Bank.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. More information is available on the Company’s website, www.ubsh.com and on the SEC’s website, www.sec.gov. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Nine Months Ended
	09/30/10	06/30/10	09/30/09	09/30/10	09/30/09
Results of Operations
Interest and dividend income	$48,440	$49,322	$32,502	$141,080	$95,843
Interest expense	9,791	9,755	11,685	28,704	38,608

Net interest income	38,649	39,567	20,817	112,376	57,235
Provision for loan losses	5,912	3,955	4,517	14,868	12,502

Net interest income after provision for loan losses	32,737	35,612	16,300	97,508	44,733
Noninterest income	12,353	12,101	7,911	34,193	24,522
Noninterest expenses	33,984	35,148	21,105	105,932	63,383

Income before income taxes	11,106	12,565	3,106	25,769	5,872
Income tax expense (benefit)	3,033	3,839	301	7,271	361

Net income	$8,073	$8,726	$2,805	$18,498	$5,511

Interest earned on loans (FTE)	$43,737	$44,474	$28,484	$126,807	$84,215
Interest earned on securities (FTE)	5,703	5,859	4,934	17,201	14,291
Interest earned on earning assets (FTE)	49,490	50,351	33,427	144,096	98,629
Net interest income (FTE)	39,699	40,596	21,742	115,392	60,021
Interest expense on certificates of deposit	5,983	5,780	7,647	17,185	24,047
Interest expense on interest-bearing deposits	7,955	7,837	9,331	23,056	31,222
Core deposit intangible amortization	1,935	1,938	481	5,327	1,443

Net income - community bank segment	$7,175	$7,929	$2,509	$16,224	$3,564
Net income - mortgage segment	899	796	296	2,274	1,947

Key Ratios
Return on average assets (ROA)	0.83%	0.91%	0.43%	0.67%	0.29%
Return on average equity (ROE)	7.46%	8.41%	3.88%	6.01%	2.63%
Efficiency ratio	66.63%	68.03%	73.46%	72.27%	77.53%
Efficiency ratio - community bank segment	65.00%	66.76%	71.02%	71.46%	77.57%
Net interest margin (FTE)	4.47%	4.65%	3.69%	4.56%	3.41%
Yields on earning assets (FTE)	5.57%	5.77%	5.68%	5.69%	5.60%
Cost of interest-bearing liabilities (FTE)	1.33%	1.34%	2.37%	1.36%	2.59%
Noninterest expense less noninterest income / average assets	2.22%	2.40%	2.04%	2.58%	2.01%

Per Share Data
Earnings per common share, basic	$0.29	$0.32	$0.13	$0.68	$0.21
Earnings per common share, diluted	0.29	0.32	0.13	0.68	0.21
Cash dividends paid per common share	0.06	0.06	0.06	0.18	0.24
Market value per share	13.06	12.26	12.45	13.06	12.45
Book value per common share	15.29	14.98	15.47	15.29	15.47
Tangible book value per common share	11.93	11.53	11.95	11.93	11.95
Price to earnings ratio, diluted	11.35	9.55	24.14	14.36	44.34
Price to book value per common share ratio	0.85	0.82	0.80	0.85	0.80
Price to tangible common share ratio	1.10	1.06	1.04	1.10	1.04
Weighted average common shares outstanding, basic	25,881,694	25,871,588	15,123,935	24,993,316	14,093,227
Weighted average common shares outstanding, diluted	25,920,287	25,913,471	15,165,105	25,035,926	14,134,161
Common shares outstanding at end of period	25,955,213	25,933,516	18,335,266	25,955,213	18,335,266

Financial Condition
Assets	$3,859,323	$3,874,199	$2,583,284	$3,859,323	$2,583,284
Loans, net of unearned income	2,842,267	2,819,651	1,885,075	2,842,267	1,885,075
Earning Assets	3,505,845	3,530,648	2,360,752	3,505,845	2,360,752
Goodwill	57,567	57,567	56,474	57,567	56,474
Core deposit intangibles, net	28,762	30,698	8,171	28,762	8,171
Deposits	3,074,195	3,095,474	1,965,568	3,074,195	1,965,568
Stockholders’ equity	430,596	422,307	340,231	430,596	340,231
Tangible common equity	308,979	298,716	219,130	308,979	219,130

	Three Months Ended			Nine Months Ended
	09/30/10	06/30/10	09/30/09	09/30/10	09/30/09
Averages
Assets	$3,865,249	$3,844,256	$2,566,838	$3,718,107	$2,582,200
Loans, net of unearned income	2,827,451	2,825,183	1,872,906	2,723,904	1,871,281
Loans held for sale	75,261	59,854	48,126	60,020	46,150
Securities	572,016	548,447	398,991	539,790	372,247
Earning assets	3,523,678	3,502,398	2,333,648	3,378,128	2,355,462
Deposits	3,080,908	3,067,582	1,984,639	2,937,491	1,978,495
Certificates of deposit	1,330,228	1,338,334	940,340	1,280,906	963,752
Interest-bearing deposits	2,591,275	2,583,104	1,682,432	2,478,476	1,691,249
Borrowings	323,207	334,502	275,542	340,474	303,353
Interest-bearing liabilities	2,914,482	2,917,606	1,957,974	2,818,950	1,994,602
Stockholders’ equity	429,126	416,117	286,870	411,801	279,776
Tangible common equity	306,564	291,574	165,594	294,203	158,152

Asset Quality
Allowance for Loan Losses (ALLL)
Beginning balance	$33,956	$34,014	$29,639	$30,484	$25,496
Add: Recoveries	320	374	750	1,736	1,024
Less: Charge-offs	2,793	4,387	1,976	9,693	6,092
Add: Provision for loan losses	5,912	3,955	4,517	14,868	12,502

Ending balance	$37,395	$33,956	$32,930	$37,395	$32,930

ALLL / total outstanding loans	1.32%	1.20%	1.75%	1.32%	1.75%
ALLL / total outstanding loans, adjusted for acquired[1]	1.86%	1.76%	-	1.86%	-
Net charge-offs / total outstanding loans	0.35%	0.57%	0.26%	0.37%	0.43%
Nonperforming Assets
Nonaccrual loans	$51,630	$48,911	$29,653	$51,630	$29,653
Other real estate owned	26,382	28,394	13,783	26,382	13,783

Total nonperforming assets (NPAs)	78,012	77,305	43,436	78,012	43,436
Loans > 90 days and still accruing	18,554	18,560	11,236	18,554	11,236

Total nonperforming assets and loans > 90 days and still accruing	$96,566	$95,865	$54,672	$96,566	$54,672

NPAs / total outstanding loans	2.74%	2.74%	2.30%	2.74%	2.30%
NPAs / total assets	2.02%	2.00%	1.68%	2.02%	1.68%
ALLL / nonperforming loans	72.43%	69.42%	111.05%	72.43%	111.05%
ALLL / nonperforming assets	47.93%	43.92%	75.81%	47.93%	75.81%

Other Data
Mortgage loan originations	$220,352	$203,463	$144,258	$572,010	$518,389
% of originations that are refinances	50.40%	23.07%	30.88%	37.70%	53.96%
End of period full-time employees	982	964	665	982	665
Number of full-service branches	91	92	58	91	58
Number of full automatic transaction machines (ATM’s)	159	172	125	159	125

Alternative Performance Measures
Cash basis earnings[2]
Net income	$8,073	$8,726	$2,805	$18,498	$5,511
Plus: Core deposit intangible amortization, net of tax	1,258	1,260	313	3,463	938
Plus: Trademark intangible amortization, net of tax	65	65	-	174	-

Cash basis operating earnings	$9,396	$10,051	$3,118	$22,135	$6,449

Average assets	$3,865,249	$3,844,256	$2,566,838	$3,718,107	$2,582,200
Less: Average trademark intangible	982	1,082	-	950	-
Less: Average goodwill	57,566	57,566	56,474	57,566	56,474
Less: Average core deposit intangibles	29,696	31,635	8,405	28,707	8,881

Average tangible assets	$3,777,005	$3,753,973	$2,501,959	$3,630,884	$2,516,845

Average equity	$429,126	$416,117	$286,870	$411,801	$279,776
Less: Average trademark intangible	982	1,082	-	950	-
Less: Average goodwill	57,566	57,566	56,474	57,566	56,474
Less: Average core deposit intangibles	29,696	31,635	8,405	28,707	8,881
Less: Average preferred equity	34,318	34,260	56,397	30,375	56,269

Average tangible common equity	$306,564	$291,574	$165,594	$294,203	$158,152

Cash basis earnings per share, diluted	$0.36	$0.39	$0.21	$0.88	$0.46
Cash basis return on average tangible assets	0.99%	1.07%	0.49%	0.82%	0.34%
Cash basis return on average tangible common equity	12.16%	13.83%	7.47%	10.06%	5.45%

(1)	Excludes acquired loans, but includes any acquired loan with additional credit deterioration since acquisition.
(2)	As a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	September 30, 2010	December 31, 2009	September 30, 2009
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$76,981	$38,725	$36,601
Interest-bearing deposits in other banks	2,329	4,106	31,552
Money market investments	143	127	243
Other interest-bearing deposits	-	2,598	2,598
Federal funds sold	685	355	318

Total cash and cash equivalents	80,138	45,911	71,312

Securities available for sale, at fair value	576,040	400,591	398,870

Loans held for sale	84,381	54,280	42,096

Loans, net of unearned income	2,842,267	1,874,224	1,885,075
Less allowance for loan losses	37,395	30,484	32,930

Net loans	2,804,872	1,843,740	1,852,145

Bank premises and equipment, net	91,054	78,722	79,196
Other real estate owned	26,382	22,509	13,783
Core deposit intangibles, net	28,762	7,690	8,171
Goodwill	57,567	56,474	56,474
Other assets	110,127	77,355	61,237

Total assets	$3,859,323	$2,587,272	$2,583,284

LIABILITIES
Noninterest-bearing demand deposits	$495,779	$294,222	$299,452
Interest-bearing deposits:
NOW accounts	359,986	215,327	199,777
Money market accounts	756,938	446,980	428,729
Savings accounts	153,928	102,852	101,655
Time deposits of $100,000 and over	577,239	407,894	446,777
Other time deposits	730,325	449,089	489,178

Total interest-bearing deposits	2,578,416	1,622,142	1,666,116

Total deposits	3,074,195	1,916,364	1,965,568

Securities sold under agreements to repurchase	69,693	50,550	44,455
Other short-term borrowings	41,200	115,201	15,000
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	154,864	140,000	140,000
Other liabilities	28,465	22,759	17,720

Total liabilities	3,428,727	2,305,184	2,243,053

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 500,000; issued and outstanding, 35,595 shares, no shares, 59,000 shares, respectively	35,595	-	58,874
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 25,955,213 shares, 18,419,567 shares, and 18,335,266 shares, respectively	34,460	24,462	24,395
Surplus	184,964	98,136	96,681
Retained earnings	167,718	155,047	155,073
Warrant	-	-	2,808
Discount on preferred stock	(1,240)	-	(2,418)
Accumulated other comprehensive income	9,099	4,443	4,818

Total stockholders’ equity	430,596	282,088	340,231

Total liabilities and stockholders’ equity	$3,859,323	$2,587,272	$2,583,284

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Interest and dividend income:
Interest and fees on loans	$43,571	$28,308	$126,234	$83,680
Interest on Federal funds sold	2	-	17	-
Interest on deposits in other banks	49	9	72	123
Interest and dividends on securities:
Taxable	3,176	2,794	10,218	7,860
Nontaxable	1,642	1,391	4,539	4,180

Total interest and dividend income	48,440	32,502	141,080	95,843

Interest expense:
Interest on deposits	7,956	9,330	23,056	31,222
Interest on Federal funds purchased	5	16	19	16
Interest on short-term borrowings	367	640	1,628	1,983
Interest on long-term borrowings	1,463	1,699	4,001	5,387

Total interest expense	9,791	11,685	28,704	38,608

Net interest income	38,649	20,817	112,376	57,235
Provision for loan losses	5,912	4,517	14,868	12,502

Net interest income after provision for loan losses	32,737	16,300	97,508	44,733

Noninterest income:
Service charges on deposit accounts	2,243	2,115	6,795	6,216
Other service charges, commissions and fees	2,860	1,507	8,311	4,422
Gains on securities transactions, net	38	16	62	30
Gains on sales of loans	5,962	3,761	15,701	12,396
Gains (losses) on sales of other real estate and bank premises, net	332	30	376	(24)
Other operating income	918	482	2,948	1,482

Total noninterest income	12,353	7,911	34,193	24,522

Noninterest expenses:
Salaries and benefits	17,451	10,856	50,269	32,403
Occupancy expenses	2,947	1,780	8,453	5,312
Furniture and equipment expenses	1,691	1,080	4,874	3,451
Other operating expenses	11,895	7,389	42,336	22,217

Total noninterest expenses	33,984	21,105	105,932	63,383

Income before income taxes	11,106	3,106	25,769	5,872
Income tax expense	3,033	301	7,271	361

Net income	$8,073	$2,805	$18,498	$5,511
Dividends paid and accumulated on preferred stock	462	737	1,227	2,212
Accretion of discount on preferred stock	62	125	163	372

Net income available to common shareholders	$7,549	$1,943	$17,108	$2,927

Earnings per common share, basic	$0.29	$0.13	$0.68	$0.21

Earnings per common share, diluted	$0.29	$0.13	$0.68	$0.21

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months September 30,
	2010			2009			2008
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
				(Dollars in thousands)
Assets:
Securities:
Taxable	$420,394	$3,176	3.00%	$279,394	$2,794	3.97%	$176,959	$2,220	4.99%
Tax-exempt	151,622	2,527	6.61%	119,597	2,140	7.10%	112,825	2,053	7.24%

Total securities (2)	572,016	5,703	3.96%	398,991	4,934	4.91%	289,784	4,273	5.87%
Loans, net (3) (4)	2,827,451	43,062	6.04%	1,872,906	28,054	5.94%	1,840,979	30,231	6.53%
Loans held for sale	75,261	675	3.56%	48,126	430	3.54%	24,682	379	6.10%
Federal funds sold	12,960	2	0.04%	304	-	0.18%	1,661	5	1.20%
Money market investments	160	-	0.00%	151	-	0.00%	124	-	0.01%
Interest-bearing deposits in other banks	35,830	48	0.53%	10,572	9	0.33%	1,738	8	1.88%
Other interest-bearing deposits	-	-	0.00%	2,598	-	0.00%	2,598	7	1.01%

Total earning assets	3,523,678	49,490	5.57%	2,333,648	33,427	5.68%	2,161,566	34,903	6.42%

Allowance for loan losses	(34,486)			(30,321)			(22,125)
Total non-earning assets	376,057			263,511			251,569

Total assets	$3,865,249			$2,566,838			$2,391,010

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$354,590	196	0.22%	$199,063	83	0.17%	$215,675	341	0.63%
Money market savings	754,238	1,652	0.87%	441,106	1,504	1.35%	272,513	1,701	2.48%
Regular savings	152,219	124	0.32%	101,923	97	0.38%	102,181	143	0.56%
Certificates of deposit: (5)
$100,000 and over	665,980	3,110	1.85%	451,249	3,717	3.27%	419,448	3,895	3.69%
Under $100,000	664,248	2,873	1.72%	489,091	3,930	3.19%	495,901	4,605	3.69%

Total interest-bearing deposits	2,591,275	7,955	1.22%	1,682,432	9,331	2.20%	1,505,718	10,685	2.82%
Other borrowings (6)	323,207	1,836	2.25%	275,542	2,354	3.38%	378,126	3,074	3.23%

Total interest-bearing liabilities	2,914,482	9,791	1.33%	1,957,974	11,685	2.37%	1,883,844	13,759	2.91%

Noninterest-bearing liabilities:
Demand deposits	489,633			302,207			273,696
Other liabilities	32,008			19,787			18,430

Total liabilities	3,436,123			2,279,968			2,175,970
Stockholders’ equity	429,126			286,870			215,040

Total liabilities and stockholders’ equity	$3,865,249			$2,566,838			$2,391,010

Net interest income		$39,699			$21,742			$21,144

Interest rate spread (7)			4.24%			3.31%			3.51%
Interest expense as a percent of average earning assets			1.10%			1.99%			2.53%
Net interest margin (8)			4.47%			3.69%			3.89%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $139 thousand in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $139 thousand.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $1.7 million in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $1.6 million.
(5)	Interest expense on certificates of deposits includes $725 thousand in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $524 thousand
(6)	Interest expense on borrowings includes $217 thousand in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated expense for 2010 is $27 thousand.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustment and was 4.23% for the quarter ending 9/30/10.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Nine Months Ended September 30,
	2010			2009			2008
	Average Balance	Interest Income / Expense	Yield/ Rate (1)	Average Balance	Interest Income / Expense	Yield/ Rate (1)	Average Balance	Interest Income / Expense	Yield/ Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$402,771	$10,218	3.39%	$252,991	$7,860	4.15%	$177,184	$6,797	5.12%
Tax-exempt	137,019	6,983	6.81%	119,256	6,431	7.21%	109,750	5,943	7.23%

Total securities (2)	539,790	17,201	4.26%	372,247	14,291	5.13%	286,934	12,740	5.93%
Loans, net (3) (4)	2,723,904	124,969	6.13%	1,871,281	82,774	5.91%	1,801,561	90,751	6.73%
Loans held for sale	60,020	1,838	4.09%	46,150	1,441	4.17%	26,398	1,104	5.59%
Federal funds sold	16,132	17	0.14%	305	-	0.19%	1,615	34	2.81%
Money market investments	160	-	0.00%	116	-	0.00%	170	1	0.47%
Interest-bearing deposits in other banks	37,151	71	0.26%	62,765	123	0.26%	1,259	22	2.31%
Other interest-bearing deposits	971	-	0.00%	2,598	-	0.00%	2,598	47	2.41%

Total earning assets	3,378,128	144,096	5.69%	2,355,462	98,629	5.60%	2,120,535	104,699	6.60%

Allowance for loan losses	(33,419)			(28,253)			(20,833)
Total non-earning assets	373,398			254,991			249,887

Total assets	$3,718,107			$2,582,200			$2,349,589

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$339,910	579	0.23%	$200,156	$250	0.17%	$220,627	1,077	0.65%
Money market savings	707,334	4,852	0.92%	428,050	6,630	2.07%	216,255	3,776	2.33%
Regular savings	150,326	440	0.39%	99,291	295	0.40%	102,295	451	0.59%
Certificates of deposit: (5)
$100,000 and over	638,249	8,997	1.88%	465,304	11,730	3.37%	436,229	13,315	4.08%
Under $100,000	642,657	8,188	1.70%	498,448	12,317	3.30%	486,581	14,477	3.97%

Total interest-bearing deposits	2,478,476	23,056	1.24%	1,691,249	31,222	2.47%	1,461,987	33,096	3.02%
Other borrowings (6)	340,474	5,648	2.22%	303,353	7,386	3.26%	380,220	9,888	3.47%

Total interest-bearing liabilities	2,818,950	28,704	1.36%	1,994,602	38,608	2.59%	1,842,207	42,984	3.12%

Noninterest-bearing liabilities:
Demand deposits	459,015			287,246			272,616
Other liabilities	28,341			20,576			19,862

Total liabilities	3,306,306			2,302,424			2,134,685
Stockholders’ equity	411,801			279,776			214,904

Total liabilities and stockholders’ equity	$3,718,107			$2,582,200			$2,349,589

Net interest income		$115,392			$60,021			$61,715

Interest rate spread (7)			4.33%			3.01%			3.48%
Interest expense as a percent of average earning assets			1.13%			2.19%			2.71%
Net interest margin			4.56%			3.41%			3.89%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $371 thousand in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $139 thousand.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $4.6 million in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $1.6 million.
(5)	Interest expense on certificates of deposits includes $2.6 million in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated accretion for 2010 is $524 thousand.
(6)	Interest expense on borrowings includes $925 thousand in accretion of the fair market value adjustments related to the recent acquisition. Remaining estimated expense for 2010 is $27 thousand.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.